Exhibit 99.(h)(5)

SERVICING AGREEMENT

ABERDEEN FUNDS

Agreement, made as of this            day of               , 2014 between Aberdeen Funds (the “Trust”) and                    , whereby you agree to provide certain administrative support services to your customers who may from time to time be the record or beneficial owners of shares (such shares referred to herein as the “Shares”) of any and all current and future series and classes of Aberdeen Funds (the “Trust”) (i) that are effective or become effective with the U.S. Securities and Exchange Commission; (ii) that are available for sale; and (iii) for which an Administrative Services Plan is in place for Shares of such series and class (each such series, a “Fund”) subject to the following terms and conditions:

1.                                      Administrative Support Services

You agree to provide administrative support services, directly or through an affiliate/designee, to your customers who may from time to time own of record or beneficially a Fund’s Shares.  Services provided may include, but are not limited to, some or all of the following:  (i) processing dividend and distribution payments from the Fund on behalf of customers; (ii) providing periodic statements to your customers showing their positions in the Shares or share equivalents; (iii) arranging for bank wires; (iv) responding to routine customer inquiries relating to services performed by you; (v) providing sub-accounting with respect to the Shares beneficially owned by your customers or the information necessary for sub-accounting; (vi) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your customers; (vii) forwarding to customers proxy statements and proxies containing any proposals regarding this Agreement or the Administrative Services Plan related hereto; (viii) aggregating and processing purchase, exchange, and redemption requests from customers and placing net purchase, exchange, and redemption orders for your customers; (ix) providing customers with a service that invests the assets of their accounts in the Shares pursuant to specific or preauthorized instructions; (x) establishing and maintaining customer accounts and records related to transactions in the Shares (xi) assisting customers in changing dividend or distribution options, account designations and addresses; or (xii) other similar services if requested by the Funds.

In providing administrative support services, you agree to follow any written guidelines or standards relating to the processing of purchase, exchange and redemption orders for your customers as we may provide to you from time to time.  All purchase and redemption orders will be executed at net asset value in accordance with the terms and condition of a Fund’s then current summary prospectus, statutory prospectus, and Statement of Additional Information (collectively, the then current summary prospectus, statutory prospectus, and Statement of Additional Information for each Fund are the “Prospectus”).

You and your employees will, upon reasonable request, be available during normal business hours to consult with the Funds or their designees concerning the performance of your responsibilities under this Agreement.

2.                                      Office Space

You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services to customers.

3.                                      Representations

Neither you nor any of your officers, employees or agents are authorized to make any representations concerning the Funds or their Shares except those contained in the Trust’s Prospectuses for such shares, copies of which will be supplied by the Fund’s distributor, to you, or in such supplemental literature or advertising as may be authorized by the Funds in writing.

4.                                      Independent Contractor

For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as limited agent for the Fund in any matter or in any respect except that if you transmit purchase and sale instructions to the Funds or its agent after the close of the New York Stock Exchange, then you will be considered the Fund’s agent for purposes of Rule 22c-1 under the Investment Company Act of 1940.

5.                                      Indemnification

By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Trust and the Funds harmless from and against any and all liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of the Shares by or on behalf of customers; provided, however, that you shall not be responsible to us for any liabilities or losses resulting from our own willful misfeasance, bad faith, gross negligence or reckless disregard.

In turn, we agree to and do release, indemnify and hold you harmless from and against any and all liabilities or losses resulting from directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities pursuant to this Agreement; provided, however, that we shall not be responsible to you for any liabilities or losses resulting from your own willful misfeasance, bad faith, gross negligence or reckless disregard.

In no event shall either party be liable hereunder for any special, indirect, punitive or consequential damages arising out of, pursuant to or in connection with this Agreement, even if that party has been advised of the possibility of such damages.

6.                                      Compensation

In consideration for the services and facilities provided by you hereunder, the Funds will pay to you, and you will accept as full payment therefore, a fee at the annual rate as described in Exhibit A to this agreement, for which you provide services hereunder, which fee will be computed daily and payable monthly.  The fee rate described in Exhibit A may be prospectively increased or decreased by the Fund and the investment adviser, in their sole discretion, at any time upon notice to you.  Further, the Fund may, in its discretion and without notice, suspend or withdraw the sale of such Shares, including the sale of such Shares to you for the account of any customer(s).

7.                                      Quarterly Reports

Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to this Agreement will provide to the Board of Trustees of the Trust and the Trustees will review, at least quarterly, a written report of the amounts so expended and the entities to whom such expenditures were made.  In addition, you will furnish the Funds or their designees with such information as the Funds or their designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of some or all of the services described herein), and will otherwise cooperate with the Funds and their designees (including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by the Funds pursuant hereto, as well as any other reports or filings that may be required by law.

8.                                      Non-Exclusivity

Both parties may enter into other similar Servicing Agreements with any other person or persons without the other’s consent.

9.                                      Representations

By your written acceptance of this Agreement, you represent, warrant and agree that:  (i) in no event will any of the services provided by you hereunder be primarily intended to result in the sale of any shares issued by the Fund; (ii) the compensation payable to you hereunder, together with any other compensation you receive from customers for services contemplated by this Agreement, will to the extent required be disclosed to your customers, and will not be excessive or unreasonable under the laws and instruments governing your relationships with your customers; and (iii) if you are subject to laws governing, among other things, the conduct of activities by federally chartered and supervised banks and other affiliated banking organizations, you will perform only those activities which are consistent with your statutory and regulatory obligations.

10.                               Termination

This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Funds or their designee.  This Agreement may be terminated at any time, without the payment of any penalty with respect to the Funds by the vote of a majority of the members of the Board of Trustees and who have no direct or indirect financial interest in the operation of the Administrative Servicing Plan or in any related agreements to the Administrative Servicing Plan (“Disinterested Trustees”) or by a majority of the outstanding voting securities of the Fund on at least sixty (60) days written notice to the parties to this Agreement, or upon material breach of this Agreement or by either party on at least ninety (90) days written notice to the other party.

In the event this Agreement is terminated under the Terms and Conditions described in such Agreement, the indemnification provision contained in the Agreement shall continue until the possibilities for damages or loss have expired.

11.                               Notices

All notices and other communications to either you, us or the Funds will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the address contained in the “Acceptance of Agreement” (Section 20) portion of this Agreement.

12.                               Choice of Law

This Agreement will be construed in accordance with the laws of the State of Delaware and is assignable upon written consent by all the parties hereto.  Amendments will be made only upon written consent by both parties and subject to the approval of the Board of Trustees of the Trust when applicable.

13.                               Board of Approval

This Agreement, or form thereof, has been approved by vote of a majority of (i) the Board of Trustees and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

14.                               Trust Disclosure

The Trust is a statutory trust organized under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq) and under a Certificate of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Delaware as required by law, and to any and all amendments thereto so filed or hereafter filed.  Pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular Fund, whether such Fund is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such Fund only, and not against the assets of the Trust generally or any other Fund thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Fund thereof shall be enforceable against the assets of such Fund.

The obligation of the Trust and the Funds hereunder are not personally binding upon nor shall resort be had to the private property of any of the trustees, shareholders, officers, employees or agents of the Trust but only the Trust’s property allocable to the particular share class shall be bound.

15.                               Complete Agreement

This Agreement constitutes the entire agreement of the parties hereto with respect to the matters covered by this Agreement.  This Agreement supersedes any and all prior understandings,

written or oral, between the parties and may be amended at any time and from time to time by written agreement of the parties hereto subject to the approval of the Board of Trustees of the Trust, when applicable.

16.                               Privacy Program

Each party of this Agreement agrees to protect Customer Information (defined below) and to comply as may be necessary with requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto, including Regulation S-P, and state privacy laws (all the foregoing referred to as “Privacy Law”).

Customer Information means any information contained on an application of a customer (“Customer”) of the Funds or other form and all nonpublic personal information about a Customer that a party receives from the other party.  Customer Information includes, by way of example and not limitation, name, address, telephone number, social security number, date of birth and personal financial information.

The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of Customer Information in their control, which are no less rigorous than those maintained by a party for its own information of a similar nature.  In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure will immediately notify the other party.

The provisions of this Privacy Program shall survive the termination of the Agreement.

17.                               Anti-Money Laundering Program

We will rely upon you to establish a written Anti-Money Laundering Program (the “Program”) to include policies, procedures, and controls that comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act) of 2001, (“the ACT”) and the Bank Secrecy Act of 1970 (“BSA”).  Each party to this Agreement acknowledges, represents, and warrants that each party has adopted and implemented an Anti-Money Laundering Program that complies and will continue to comply with all aspects and requirements of the ACT, the BSA, and all other applicable anti-money laundering laws and regulations.

Upon request, you shall promptly certify to having such Program that complies with and continues to comply with all aspects and requirements of the ACT, the BSA, and all other applicable federal, state and local anti-money laundering laws and regulations.

Your Program shall include, and the Trust’s distributor shall rely upon, your policies, procedures and controls to, among other things, (i) verify the identity (due diligence) of your customers, (ii) maintain records of the information used to identify your customer, (iii) determine if your customer appears on lists of known or suspected terrorists or associated with known or terrorists organizations (said customer hereinafter referred to as a “Prohibited Customer”), and (iv) to ensure that that Prohibited Customers and foreign shell banks do not maintain investments in any Fund.

Your Program shall also comply with the Customer Identification Program (“CIP”) for customers who open accounts on or after October 1, 2003, and as such, shall among other matters provide for the release of customer information to law enforcement agencies, and the filing of Suspicious Activity Reports (“SARs”), as and if applicable, and in accordance with the ACT.  In addition, your Program also shall include procedures for fulfilling the currency reporting requirements of the ACT and the BSA, as and if applicable.

The provisions of this Anti-Money Laundering section shall survive the termination of the Agreement.

18.                               FATCA Compliance

You hereby agree to perform the following to permit the Trust to comply with its obligations pursuant to that certain United States legislation enacted in 2010 and generally referred to as the Foreign Account Tax Compliance Act (“FATCA”):

i.                                          You shall collect from all customers and existing accountholders (each, a “Customer” and collectively, the “Customers”) valid documentation sufficient to establish the U.S.-status or non-U.S. status, as the case may be, of each such Customer, including by requiring Customers to provide you with an executed United States Internal Revenue Service Form W-8BEN or other applicable United States Internal Revenue Service Form W-8 (or any successor thereto) and/or a United States Internal Revenue Service Form W-9 (or any successor thereto). All such documentation hereinafter referred to as the “Customer Information.”

ii.                                       You shall resolve to the reasonable satisfaction of the Trust any discrepancies in any Customer Information.

iii.                                    You shall monitor the Customers and Customer Information for any changes with respect to a Customer’s U.S. or non-U.S. status, as the case may be.

iv.                                   You shall promptly notify the Trust of any discrepancies in any Customer Information and any changes in circumstances relating to a Customer’s U.S. or non-U.S. status, as the case may be.

v.                                      To the extent required by applicable law, you shall obtain from each Customer a waiver of such Customer’s privacy, data protection and similar rights in connection with the collection, processing and transferring of the Customers’ personal data pursuant to the Trust’s obligations under FATCA, or otherwise obtain the written consent of the Customer for you or the Trust to collect, process and transfer the Customer’s personal data pursuant to the Trust’s obligations under FATCA, in each case in such form of waiver or consent as provided by Trust to you.

vi.                                   If and when obtained by you, you shall provide the Trust with your Global Intermediary Identification Number as issued to you by the U.S. Internal Revenue Service.

vii.                                You shall maintain accurate and complete books and records of all Customer Information (the “Books and Records”), which Books and Records shall be (a) maintained in accordance with any and all applicable laws and (b) in an accessible format.

viii.                             You shall maintain facilities and procedures that are in accordance with commercially reasonable standards of recordkeeping for safekeeping the Books and Records.  You shall back up all of its computer files relating to the Books and Records on a daily basis and shall maintain back up files in an offsite location.

ix.                                   You shall make available all Books and Records (including access to your appropriate employees and representatives) to the Trust, its auditors, counsel or other designees, and regulatory agencies, during normal business hours and on reasonable notice, for review, audit, inspection, examination and reproduction, at the Trust’s or its agent’s cost.

You hereby agree to indemnify, to the fullest extent permitted by applicable law, the Trust and its affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (the “Trust Indemnitees”) against and agree to hold each of them harmless from any and all damage, loss, liability, judgment, settlement, cost and expense (including reasonable attorneys’ fees and other expenses of investigation and reasonable attorneys’ fees and other expenses in connection with any action, suit or proceeding) incurred or suffered by the Trust or any Trust Indemnitees arising out of or relating to any breach or nonfulfillment by you of, or any failure by you to perform, any of the duties or obligations under, this Section “18. FATCA Compliance.”

19.                               Shareholder Information

A.                                    Agreement to Provide Information.  You agree to provide the Fund, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any registered representative(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

1.                                      Period Covered by Request.  Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought.   A Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.                                      Form and Timing of Response.  You agree to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request.  If the requested information is not on your books and records, you agrees to: (i) provide or arrange to provide the requested information from Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund, block further purchases of Fund Shares from such indirect intermediary.  In such instance, you agree to inform the Fund whether it plans to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any transaction information provided to a Fund should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the 1940 Act.

3.                                      Limitations on Use of Information.  The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of you.

B.                                    Agreement to Restrict Trading.  You agree to execute written instructions from a Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by such Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1.                                      Form of Instructions.  Instructions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.                                      Timing of Response.  You agree to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by you.

3.                                      Confirmation by Dealer.  You must provide written confirmation to the Fund that instructions have been executed.  You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

C.                                    Definitions.  For purposes of this paragraph 19:

1.                                      The term “Fund” includes the Funds’ distributor and transfer agent.  The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

2.                                      The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by you.

20.                               Acceptance of Agreement

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this Agreement here indicated below and promptly return it to the Fund’s designee, Aberdeen Fund Distributors LLC (“Distributor”), to the address below:

Aberdeen Fund Distributors LLC

Attention: Investor Services

1735 Market Street

32nd Floor

Philadelphia, PA 19103

This Agreement will become effective on the date a fully executed copy of this Agreement is received by our designee.

Accepted by:

ABERDEEN FUNDS

Name:

Title:

Date:

Accepted and Agreed to:

By:

Name:

Title:

Company:

Date:

ABERDEEN FUNDS

ADMINISTRATIVE SERVICES PLAN

Exhibit A

All available series and classes Aberdeen Funds will be available for investment provided the eligibility requirements for investment are met by the Dealer and/or its customers.

The Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

(a)                                 25 basis points (0.25%) of the average daily net assets of the Class A Shares of the Funds;

(b)                                 25 basis points (0.25%) of the average daily net assets of the Class R Shares of the Funds; and

(c)                                  25 basis points (0.25%) of the average daily net assets of the Institutional Service Class Shares of the Funds.